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                                                                    Exhibit 99.J


                        SUBLEASE ASSIGNMENT AGREEMENT


                  SUBLEASE ASSIGNMENT AGREEMENT, dated as of May 24, 2001 (this "AGREEMENT"), and among MIRAVANT MEDICAL TECHNOLOGIES, a Delaware corporation ("ASSIGNOR") and PHARMACIA & UPJOHN COMPANY, a Delaware corporation ("ASSIGNEE").

                  WHEREAS, Assignor has an interest as the sublessee of that certain free standing industrial building located at 7408 Hollister Avenue, Goleta, California, comprising approximately 18,900 square feet, pursuant to that certain that certain Sublease between Assignor and Raytheon Company dated June 10, 1992, as amended (the "SUBLEASE"); and

                  WHEREAS, Assignor desires to assign, transfer and convey to Assignee all of Assignor's right, title and interest in and to the Sublease for the period from June 1, 2001 through the Assignment Termination Date (as hereinafter defined); and

                  WHEREAS, Assignor desires to assign, transfer and convey to Assignor all of Assignee's right, title and interest in and to the Sublease for the period from and after the Assignment Termination Date; and

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Assignor and Assignee are executing and delivering, each to the other, a Site Access License Agreement (the "SITE ACCESS LICENSE AGREEMENT").

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto agree as set forth below.

                  1. Assignor hereby assigns, transfers and conveys to Assignee all of its right, title and interest in and to the Sublease, effective as of June 1, 2001 and continuing through, but terminating on, the Assignment Termination Date. Assignee hereby accepts the foregoing assignment of the Lease and agrees to assume all of the obligations and liabilities of Assignor arising under or in connection with the Sublease from and after June 1, 2001 and on or prior to the Assignment Termination Date. "ASSIGNMENT TERMINATION DATE" means the earlier of (i) December 31, 2003, and (ii) the date as of which the Site Access License Agreement is terminated in accordance with Section 3.2(a)(i) or
Section 3.2(b)(ii) thereof.

                  2. Assignee hereby assigns, transfers and conveys to Assignor all of its right, title and interest in and to the Sublease, effective as of the Assignment Termination Date. Assignor hereby accepts the foregoing assignment of the Lease and agrees to assume all of the obligations and liabilities of Assignor or Assignee arising


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under or in connection with the Sublease from and after the Assignment
Termination Date.

                  3. This Agreement may be executed by the parties hereto in counterparts, each of which when so executed and delivered shall be an original, but all of the counterparts shall together constitute one and the same instrument.

                  4. This Agreement shall become effective upon the latest to occur of (i) the execution by Raytheon Company of the consent set forth on the signature page hereof, and (ii) the Closing contemplated by the Manufacturing Facility Asset Purchase Agreement, dated as of the date hereof, between Assignor and Assignee.

                  5. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF CALIFORNIA.


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                         IN WITNESS WHEREOF, this Agreement has been duly
executed by Assignor and Assignee as of the date first above written.


                                    MIRAVANT MEDICAL TECHNOLOGIES, Assignor



                                    By:    /s/  Gary S. Kledzik, Ph.D.
                                        --------------------------------
                                        Title:  Chairman and CEO


                                    PHARMACIA & UPJOHN COMPANY, Assignee



                                    By:    /s/  Don W. Schmitz
                                        -----------------------------------
                                         Title:  Vice President, Associate
                                                 General Counsel and Corporate
                                                 Secretary



CONSENT:

Raytheon Company hereby consents to the
assignments set forth in the foregoing
Sublease Assignment Agreement subject to and conditioned upon the consent to temporary assignment, dated May 24, 2001 executed contemporaneously herewith.

RAYTHEON COMPANY


By:    /s/  Thomas D. Hyde
    --------------------------------------
    Title:  Senior Vice President
            and General Counsel


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